Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Synchrony Financial:
We consent to the incorporation by reference in the registration statement (No. 333‑200374) on Form S-3 and in the registration statement (No. 333‑197801) on Form S-8 of Synchrony Financial of our reports dated February 25, 2016, with respect to the Consolidated Statements of Financial Position of Synchrony Financial and Subsidiaries as of December 31, 2015 and 2014, and the related Consolidated and Combined Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows, for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Synchrony Financial.
/s/ KPMG LLP
New York, New York
February 25, 2016